Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	CONTACT: Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Brent Collins Director of Investor Relations bcollins1@wtoffshore.com 713-624-7364

W&T Offshore Announces Retirement of Steve L. Schroeder and Names Huan Gamblin Vice President of Business Development

HOUSTON, May 10, 2022 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced that Stephen L. Schroeder, Senior Vice President and Chief Technical Officer, is retiring effective June 1, 2022.  Mr. Schroeder joined W&T in 1998 as a Staff Reservoir Engineer and has since served in a variety of management roles including Production Manager, Vice President of Production, and Senior Vice President and Chief Operating Officer, until assuming his current role in 2012.  Prior to W&T, Mr. Schroeder was with Exxon USA for 12 years.

Huan Gamblin, who currently serves as Manager of Acquisition and Divestiture, is being promoted to Vice President of Business Development and will assume the majority of Mr. Schroeder's responsibilities.  Mr. Gamblin has 17 years of domestic and international industry experience, and he joined W&T in 2020.  Prior to W&T, he was the Algeria Reservoir Engineering Manager with Occidental Petroleum.  Before Occidental, Mr. Gamblin held increasing responsibility at various engineering positions at Anadarko Petroleum's US Onshore, Gulf of Mexico, and International assets.  He is a graduate of The University of Texas and holds a bachelor's degree in Petroleum Engineering.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “Steve has been a valued member of our management team for over 24 years.  During his tenure, he served us well in a variety of operational leadership roles and in recent years, he has been instrumental in the analysis and successful closing of many of W&T’s acquisitions.  We wish him our best in a well-earned retirement.  Steve developed an experienced team who will continue to assist executive management in our ongoing search for accretive acquisitions.  We are pleased to name Huan Gamblin, who worked closely with Steve, as our new Vice President of Business Development.”

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration, and development.  As of March 31, 2022, the Company had working interests in 47 fields in federal and state waters and has under lease approximately 655,000 gross acres, including approximately 474,000 gross acres on the Gulf of Mexico Shelf and approximately 181,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.